FORM51-102F3

MATERIAL CHANGE REPORT UNDER
NATIONAL INSTRUMENT 51-102

ITEM 1:         NAME AND ADDRESS OF COMPANY

Points International Ltd. ("Points")
179 John Street, 8th Floor,
Toronto, Ontario M5T 1X4

ITEM 2:         DATE OF MATERIAL CHANGE

February 15, 2007

ITEM 3:         NEWS RELEASE

A news release with respect to the material change referred to in this report was issued through Canada NewsWire on February 15, 2007 and filed on the system for electronic documents analysis and retrieval (SEDAR) on February 15, 2007.

ITEM 4:         SUMMARY OF MATERIAL CHANGE

The Company has appointed Stephen K. Bannon as director and Chairman of the Board, effective immediately. Douglas Carty, who is stepping down as Chairman, will remain a member of the Board and Chairman of the Audit Committee. The Company also announced that it has accepted the resignation of Jonathan Merriman and Brendon Ross as members of the Board. As a result of Brendan Ross' resignation, lAC/InterActiveCorp will now have two Board members versus its previous three until such time as it elects to fill this vacancy. In total, the Board will now contain eight members.

ITEM 5:         FULL DESCRIPTION OF MATERIAL CHANGE

The Company has appointed Stephen K. Bannon as director and Chairman of the Board, effective immediately. Douglas Carty, who is stepping down as Chairman, will remain a member of the Board and Chairman of the Audit Committee. The Company also announced that it has accepted the resignation of Jonathan Merriman and Brendon Ross as members of the Board. As a result of Brendan Ross' resignation, lAC/InterActiveCorp will now have two Board members versus its previous three until such time as it elects to fill this vacancy. In total, the Board will now contain eight members.

ITEM 6:         RELIANCE ON SUBSECTION 7.1(2) OR(3) OF NATIONAL INSTRUMENT 51-102

Not applicable.

ITEM 7:         OMMITED INFORMATION

Not applicable.

ITEM 8:         EXECUTIVE OFFICER

For further information, please contact Stephen Yuzpe, Chief Financial Officer of Points at (416) 596-6382.

DATED the 15th day of February, 2007.

by
Steve Yuzpe Chief Financial Officer